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                                                                    Exhibit 23.7


                                                               September 1, 2000


                              Consent of CHASE H&Q

         We hereby consent to the inclusion of our opinion letter dated September 1, 2000 June 19, 2000 to the Board of Directors of Blaze Software, Inc. as Annex B to the Proxy Statement/Prospectus which forms a part of the Registration Statement on Form F-4 relating to the proposed merger of Merger sub, a wholly-owned subsidiary of Brokat Aktiengesellschaft, with and into Blaze Software, Inc. and to the references to such opinion in the Proxy Statement/Prospectus under the captions "Summary -- Fairness opinion of Blaze's financial advisor," and "Background and reasons for the merger." In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations issued by the Securities and Exchange Commission thereunder (collectively, the "Securities Act") nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "expert" as used in the Securities Act.



                                            CHASE H&Q
                                            A Division of Chase Securities Inc.

                                                /s/ Paul B. Cleveland
                                            By: __________________________
                                                 Paul B. Cleveland
                                                 Managing Director